STATE OF DELAWARE
                    CERTIFICATION OF AMENDMENT
                 OF CERTIFICATE OF INCORPORATION
                                OF
                   M POWER ENTERTAINMENT, INC.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     FIRST:   That at a meeting of the Board of Directors of M Power
Entertainment, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate if Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

         The total number of shares of stock which the corporation shall have authority to issue is one billion (1,000,000,000) shares. The par value of each of such shares is one one-tenth of one cent ($0.001) dollars. The board of Directors is expressly vested with the authority to fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions on any shares issued by the corporation.

     SECOND:   That thereafter, pursuant to resolution of its Board of
Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH:   That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said M Power Entertainment, Inc. has caused this certificate to be signed by Gary F. Kimmons, an Authorized Officer, this 26 day of June, 2006.


                                 By: /s/ Gary F. Kimmons
                                     Authorized Officer
                                     Title: President
                                     Name: Gary F. Kimmons
                                     Print or type

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:04: PM 06/27/2006
FILED 01:04 PM 06/27/2006
SRV 060615787 - 2153177 FILE